Exhibit 99.1

Dear Shareholders

While reflecting on the events surrounding our most recent reporting quarter and the first half of 2007, I couldn’t help but recall an expression heard long ago and invoked on several occasions since, “When life gives you lemons, make lemonade!”

Since my last correspondence to you, the interest rate yield curve has graduated from inverted to flat, but the results remain the same – a compression of profit margin resulting from the combination of sluggish growth and fierce competition. It is a business cycle that seems protracted, even for a grizzled industry veteran like me. The temptation is to stretch the limits of reasonableness in order to effect some measure of balance sheet and, correspondingly, bottom-line growth. The reality is, however, that prudent practice dictates hunkering down, even if it means shrinking the balance sheet.

You will see from the results outlined herein that we have not quite reached the aforementioned state of condition, but the composition of our balance sheet is beginning to change, and our finely honed ability to adapt is being put to the test as we strive to maintain our ‘top-performer’ status according to US Banker magazine’s annual ranking.

For the first six months of this year, net income per diluted share increased 4.3% to $1.47, compared to $1.41 per diluted share earned during the first half of 2006. These per share results reflect the effect of the Company’s repurchase of nearly 11.7% of its outstanding shares in 2006, and the funding of that purchase through the issuance of trust preferred securities. Net income for the six-month period ended June 30, 2007 was $9.7 million, a decrease of 4.6% from the same period a year ago. For the six months ended June 30, 2007, return on average equity was 17.97% and return on average assets was 1.12%, compared to 17.19% and 1.20%, respectively, for the same six-month period in 2006.

For the three-month period ended June 30, 2007, net income per diluted share of $0.75 was equal to the $0.75 recorded during the second quarter of 2006. Net income for the recently completed quarter was $4.9 million, down from $5.3 million for the quarter ended June 30, 2006. This decline in net income is hardly unique to the Maine banking industry as less than a quarter of our Maine counterparts were able to post improved year-on-year earnings in the first quarter of 2007. This is not to suggest that misery loves company; rather it is a reflection of the difficult operating environment in which our industry currently finds itself.

At June 30, 2007, total assets of $1.8 billion were flat compared to where the Company ended the second quarter of 2006. Total loans of $1.2 billion at June 30, 2007 declined $54.5 million from June 30, 2006. This largely reflects a pullback in our construction and commercial real estate lending activity as, in my opinion, too many lenders are chasing too little growth resulting in an erosion of underwriting standards and pricing that belies the embedded risk in these transactions.

Year-to-date, the quality of the loan portfolio continues to demonstrate soundness and stability, as evidenced by the level of non-performing loans to total loans, which at 0.56% is down from 0.74% at June 30, 2006. In addition, net charge-offs to total average loans through June 30, 2007 is 0.09%. The allowance for loan and lease losses to total loans stands at 1.17%, more than double the outstanding balances of our non-performing loans at June 30, 2007. By any of these measures of performance, your Company is considered better than average among its peers.

Total deposits of $1.1 billion at June 30, 2007 were down $104.0 million from a year earlier, reflecting the maturing of $133.2 million of brokered CDs, which were partially offset by an increase in wholesale borrowings which have had more favorable pricing. In addition, core deposits (total deposits excluding brokered certificates of deposit) of $1.0 billion at June 30, 2007 grew $29.2 million over the balance at June 30, 2006, with $21.4 million of that increase occurring in our DDA and NOW account deposit categories. This represents an 8.3% year-on-year improvement in the Company’s least expensive funding source. Contributing to this success is our new bundled deposit solution, the Customer Care Package, which features free worldwide ATM use, free checking with direct deposit, and free bill payment service with eStatements. We anticipate this trend continuing given the enhancements to our corporate services product line, which includes cash management and remote deposit capture. Both are featured in the side panels of this report.

While the trend of the yield curve continued to squeeze the net interest margin during the first six months of 2007, positive momentum was in evidence in the non-interest income sector, which at $6.3 million improved 9.5% over the same period a year ago. Primary contributors to this success were fiduciary services, brokerage and insurance sales, and debit card activities, with year-on-year revenue increases of 12.9%, 78.7% and 16.0%, respectively, for the six months ended June 30, 2007.

Meanwhile, non-interest expenses of $17.1 million at mid-year were down 2.4% from June 30, 2006, reflecting the on-going attention paid by all Company Stakeholders to controlling every aspect of overhead. The efficiency ratio of 55.00%, up from 52.28% reported at the same time last year, reflects the impact of the tighter net interest margin.

Remaining vigilant on expenses has been a hallmark of your Company throughout its 132-year history. In tandem with a strong credit culture, our ‘low-cost producer’ mind-set has allowed your Company to withstand previous adverse economic cycles and to emerge from these cycles stronger than our peers, thus better able to capitalize on the growth opportunities that inevitably surface during these times.

Maintaining a strong capital position is critical to effecting such an outcome, which is why I am pleased to report that at June 30, 2007, Camden National Corporation reported a total risk-based capital ratio of 13.00% and a tier 1 ratio of 11.80% compared to the 10.00% and 6.00% minimums, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

Finally, the Board of Directors of the Company approved a dividend of $0.24 per share, payable on July 31, 2007 to shareholders of record on July 16, 2007. This represents a $0.02, or 9.1%, increase over the dividend paid for the same period a year ago. The Directors also renewed the Company’s Stock Repurchase program, which allows the buyback of common shares at times when we feel the market may not value our stock appropriately. During the second quarter, your Company repurchased 113,950 shares at an average share price of $39.12.

I hope you’ll agree with me that, indeed, we are ‘making lemonade’ during these times of considerable challenge for our industry. This success can be traced to a universal commitment to innovation among our workforce; a belief that only through the delivery of remarkable experiences can we take the commodity out of our business model so as to ensure that Camden National Corporation remains truly different and better.

Sincerely,

Robert W. Daigle

President & CEO

Consolidated Statements of Condition (unaudited)

	June 30,		December 31,
(In thousands, except number of shares & per share data)	2007	2006	2006
Assets
Cash and due from banks	$31,629	$33,838	$33,358
Federal funds sold	300	—	—
Securities available for sale, at market value	424,858	371,486	409,926
Securities held to maturity	33,723	34,124	34,167
Loans, less allowance for loan losses of $13,927 $15,256 and $14,933 at June 30, 2007 and 2006 and December 31, 2006, respectively	1,176,175	1,229,358	1,203,196
Premises and equipment, net	19,774	16,062	17,595
Other real estate owned	—	—	125
Goodwill	3,991	3,991	3,991
Other assets	70,653	66,815	67,528

Total assets	$1,761,103	$1,755,674	$1,769,886

Liabilities
Deposits:
Demand	$150,485	$142,943	$146,458
NOW	130,695	116,797	125,809
Money market	278,098	272,512	261,585
Savings	87,573	96,254	96,661
Certificates of deposit	486,127	608,482	555,288

Total deposits	1,132,978	1,236,988	1,185,801
Borrowings from Federal Home Loan Bank	376,687	312,088	340,499
Other borrowed funds	92,534	60,595	60,782
Junior subordinated debentures	36,083	36,083	36,083
Due to broker	—	—	24,354
Accrued interest and other liabilities	15,312	13,709	15,315

Total liabilities	1,653,594	1,659,463	1,662,834

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 6,512,980, 6,608,505 and 6,616,780 shares on June 30, 2007 and 2006 and December 31, 2006, respectively	2,530	2,450	2,450
Surplus	2,481	2,392	2,584
Retained earnings	108,430	98,544	105,959
Accumulated other comprehensive loss
Net unrealized losses on securities available for sale, net of tax	(4,936)	(6,958)	(2,985)
Net unrealized losses on derivative instruments marked to market, net of tax	(218)	(217)	(198)
Adjustment for unfunded post-retirement plans, net of tax	(778)	—	(758)

Total accumulated other comprehensive loss	(5,932)	(7,175)	(3,941)

Total shareholders’ equity	107,509	96,211	107,052

Total liabilities and shareholders’ equity	$1,761,103	$1,755,674	$1,769,886

Camden National Corporation stock is listed on the American Stock Exchange under the ticker symbol “CAC.” Stock prices shown in chart are as of close of trading on the last business day of the month.

Consolidated Statements of Income (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except number of shares & per share data)	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$43,057	$42,354	$21,558	$21,671
Interest on securities	10,295	9,176	5,132	4,754
Other interest income	818	565	491	274

Total interest income	54,170	52,095	27,181	26,699
Interest Expense
Interest on deposits	18,652	16,303	9,182	8,811
Interest on other borrowings	9,563	7,636	5,073	3,934
Interest on junior subordinated debentures	1,181	437	594	437

Total interest expense	29,396	24,376	14,849	13,182

Net interest income	24,774	27,719	12,332	13,517

Provision for Loan and Lease Losses	100	1,104	—	552

Net interest income after provision for loan and lease losses	24,674	26,615	12,332	12,965

Non-interest Income
Service charges on deposit accounts	1,744	1,678	899	883
Other service charges and fees	878	855	451	381
Income from fiduciary services	2,428	2,151	1,229	1,074
Life insurance earnings	385	400	197	200
Other income	816	623	431	390

Total non-interest income	6,251	5,707	3,207	2,928

Non-interest Expenses
Salaries and employee benefits	9,285	9,208	4,639	4,472
Premises and fixed assets	2,495	2,346	1,263	1,158
Amortization of core deposit intangible	428	437	214	216
Other expenses	4,856	5,485	2,383	2,418

Total non-interest expenses	17,064	17,476	8,499	8,264

Income before income taxes	13,861	14,846	7,040	7,629
Income Taxes	4,136	4,650	2,097	2,370

Net Income	$9,725	$10,196	$4,943	$5,259

Per Share Data
Basic earnings per share	$1.47	$1.41	$0.75	$0.75

Diluted earnings per share	1.47	1.41	0.75	0.75

Cash dividends per share	$0.48	$0.44	$0.24	$0.22

Weighted average number of shares outstanding	6,601,741	7,229,407	6,582,291	6,938,024

Tangible book value per share	$15.78	$13.71

A complete set of financial

statements for Camden

National Corporation may be

obtained upon written request

to Suzanne Brightbill, Public

Relations Officer, Camden

National Corporation, P.O. Box

310, Camden, Maine 04843.